Issuer Free Writing Prospectus dated March 17, 2014

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus dated March 7, 2014 and

Registration Statement No. 333-193969

Update to Preliminary Prospectus

Issued March 17, 2014

This free writing prospectus relates only to the initial public offering of shares of common stock of Akebia Therapeutics, Inc. (the “Company”) and should be read together with the preliminary prospectus (the “Preliminary Prospectus”), subject to completion, dated March 7, 2014, included in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-193969), relating to the Company’s initial public offering. The most recent amendment to the Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1517022/000119312514089411/d629509ds1a.htm .

This free writing prospectus contains information that corrects an accidental omission in the Preliminary Prospectus. Due to an inadvertent printer error, the first three lines of page 86 of the Preliminary Prospectus were unintentionally omitted. The omitted lines are underlined below, and the rest of the paragraph has been provided for context.

There were eight SAEs in separate subjects which were all considered unrelated to the study drug by the study investigators; seven in the AKB-6548 groups (9.7%) and one in the placebo group (5.3%). These included fluid overload (placebo patient), gastroenteritis, hypoglycemic event, dizziness, triple vessel coronary artery disease with non-ST elevation myocardial infarction, hypertensive crisis, ventricular pacemaker lead replacement, and azotemia (uremia). One subject, who we believe received only three or four doses of study drug, died after being hospitalized for uremia. The subject’s death occurred several days into her hospitalization following an in hospital procedure when she developed sustained ventricular tachycardia and cardiac arrest. The subject’s death was not considered to be related to AKB-6548. All other subjects recovered.

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from the offices of: Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, NY 10010, by email at newyork.prospectus@credit-suisse.com or by toll-free call to (800) 221-1037; or UBS Securities LLC, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, (888) 827-7275. You may obtain a copy of the most recent amendment to the registration statement at http://www.sec.gov/Archives/edgar/data/1517022/000119312514089411/d629509ds1a.htm .